UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
Specialized Disclosure Report
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Tandem Diabetes Care, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11075 Roselle Street, San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

Shannon M. Hansen, Esq.
Tandem Diabetes Care, Inc.
Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer
(858) 366-6900
(Name and telephone number, including area code, of the person to contact in connection with this report.)
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Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1 to December 31, 2021.
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Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of Tandem Diabetes Care, Inc. (“Tandem”) for the reporting period January 1 to December 31, 2021 is filed as Exhibit 1.01 to this Specialized Disclosure Report on Form SD (“Form SD”) and is also available at Tandem’s website at http://investor.tandemdiabetes.com/corporate-governance/esg. The information contained on or accessed through Tandem’s website does not constitute part of this Form SD (including the Conflict Minerals Report attached hereto as Exhibit 1.01).

Item 1.02 Exhibit

Tandem has filed, as an exhibit to this Form SD, a Conflict Minerals Report as required by Item 1.01 of this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this Form SD:

Number	Description

1.01	Tandem Diabetes Care, Inc. Conflict Minerals Report for the reporting period January 1 to December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ Shannon M. Hansen
Shannon M. Hansen
Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer
Date: May 26, 2022
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